Exhibit 99.1

Questions and Answer Fact Sheet

May 23, 2006

Basic Terms/Timing

1

Q.                                    Who is ASSA ABLOY?

A.                                     ASSA ABLOY is a US$ 6.4 Billion (SEK 46 Billion) market capitalization global leader in security solutions. ASSA ABLOY is a publicly traded company with its primary listing in Sweden. The company has revenues of approximately US$3.7bn (SEK 27.8 Billion) of which approximately 30% are in electromechanical and electronic locks and approximately 40% of sales are located in the Americas.

2

Q.                                    What are the basic terms of the proposed transaction?

A.                                     ASSA ABLOY is offering $25.50 in cash for each outstanding share of Fargo common stock and will pay to Fargo option holders that amount less the option exercise price. ASSA ABLOY, an investment grade company, plans to finance the acquisition through existing credit facilities. The transaction is subject to customary terms including regulatory approval.

3

Q.                                    What is the proposed timing for the transaction?

A.                                     We anticipate that the transaction will close in the third quarter of 2006.

4

Q.                                    What process do I go through to obtain cash for my shares?

A.                                     We will shortly file a proxy statement with the SEC that will include instructions. Upon completion of the SEC’s review of the proxy statement, Fargo will schedule a meeting of stockholders. We expect that this meeting will be held in the third quarter of 2006. In order for the merger to be approved, holders of a majority of our outstanding common stock must vote “for” adoption of the merger agreement at the stockholders meeting. If adopted, shortly after the close of the transaction the paying agent for the merger will send out to the Fargo stockholders a “letter of transmittal” which each stockholder will need to complete and send back to the paying agent. Promptly after receiving the completed paperwork, the paying agent will deliver to each stockholder $25.50/share in cash.

5

Q.                                    When will the proxy statement be filed with the SEC?

A.                                     The proxy statement will be filed in the next couple of weeks. We intend to move as rapidly as possible.

Q.                                    Is the board of directors recommending that I vote in favor of the transaction?

A.                                     Yes. The Board of Directors has unanimously recommended the offer. Accordingly, the board of directors unanimously recommends that you vote “for” the transaction.

Structure/Terms

Q.                                    What are the principal conditions that the transaction is subject to?

A.                                     The principal conditions are stockholder approval and clearance of anti-trust review.

Approvals/Conditions

8

Q.                                    Are there any regulatory concerns?

A.                                     We do not believe so. ASSA ABLOY and Fargo participate in complementary aspects of the security identification and data capture industry. ASSA’s HID business is a leading manufacturer of access control hardware, software and cards. Fargo develops, manufactures and supplies secure technology for identity card issuance systems, including secure and card printer/encoders, materials and software. We do not see any overlap that should be of concern to regulators. We will file with the appropriate regulators and anticipate a normal review.

9

Q.                                    As a foreign owned company, will ASSA ABLOY be required to make a CF/US filing?

A.                                     It is Assa Abloy’s understanding that Fargo’s products do not warrant a CF/US filing. If it determined that a filing needs to be made, it is our understanding that ASSA will make the filing.

Background

10

Q.                                    Did you conduct an auction of the company?  Did you receive other offers for the company?

A.                                     We did not conduct an auction of the company. The process that the Fargo board undertook in connection with entering into the merger agreement will be disclosed in the proxy statement.

Q.                                    What factors did the Fargo board of directors consider in making its recommendation

A.                                     The Fargo board considered a number of factors in making its unanimous recommendation that its stockholders approve the merger, including the receipt of a fairness opinion from Raymond James & Associates. Other factors that the board considered will be disclosed in the proxy statement.